Exhibit 2.1

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of January 23, 2020, by and among Digital Realty Trust, Inc., a Maryland corporation (“Parent”), Digital Intrepid Holding B.V. (formerly known as DN 39J 7A B.V.), a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands (“Buyer”), and InterXion Holding N.V., a Dutch public limited liability company (naamloze vennootschap) organized under the Laws of the Netherlands (the “Company”). Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement (as defined below).

WHEREAS, Parent, Buyer and the Company entered into that certain Purchase Agreement (as amended, the “Purchase Agreement”), dated October 29, 2019; and

WHEREAS, Parent, Buyer and the Company desire to make certain amendments to the Purchase Agreement to reflect their mutual understanding;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Amendment, the receipt and sufficiency of which are hereby acknowledged, Parent, Buyer and the Company, intending to be legally bound, agree as follows:

ARTICLE I.

Amendments

1.1. Expiration Time.

(a) Section 2.01(d) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The Offer shall initially expire at the later of (i) 12:01 a.m. (New York City time), or at such other time as the Parties may mutually agree in writing, on the first Business Day following the end of twentieth (20th) Business Day (calculated in accordance with Rule 14d-1(g)(3) under the 1934 Act) following the commencement of the Offer and (ii) 12:01 a.m. (New York City time) on the first Business Day following the end of the date that is six (6) Business Days after the date of the EGM (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).”

(b) Each reference in Section 2.01(e)(ii) of the Purchase Agreement to “4:00 p.m. (New York City time) on the last Business Day of such period” is hereby amended to “12:01 a.m. (New York City time) on the first Business Day following the end of the last Business Day of such period”.

(c) Section 2.01(e) of the Purchase Agreement is hereby amended to add the following new Section 2.01(e)(iv) as follows:

“(iv) If, at the then-scheduled Expiration Time, the Minimum Condition has been amended pursuant to clause (y) of the proviso to paragraph (A) of ANNEX I, then Buyer shall (and Parent shall cause Buyer to) extend the Offer for a period of five (5) Business Days (with such period to end at 12:01 a.m. (New York City time) on the first Business Day following the end of the last Business Day of such five (5) Business Day period).”

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1.2. Subsequent Offering Period.

(a) Section 2.01(f) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Following the Acceptance Time, if the Minimum Condition has not been amended pursuant to clause (y) of the proviso to paragraph (A) of ANNEX I, Buyer shall (and Parent shall cause Buyer to) (and the Offer Documents shall so indicate) provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the 1934 Act of not less than three (3) Business Days (which shall be calculated in accordance with Rule 14d-1(g)(3) under the 1934 Act).”

(b) Immediately preceding clause (o) of Section 1.02 of the Purchase Agreement, the word “and” and the space immediately preceding such word are hereby deleted and replaced with a semicolon.

(c) The following interpretive provision is hereby inserted in Section 1.02 of the Purchase Agreement immediately following clause (o):

“and (p) wherever the term “Subsequent Offering Period” is used in this Agreement, other than Section 1.01 and Section 2.01(f), it shall be deemed to be followed by “(if any)””

1.3. Post-Offer Reorganization.

(a) Sections 2.06(a)(iii), 2.07(a)(iii) and 2.09(a) of the Purchase Agreement are each hereby amended to replace the phrase “closing of the Subsequent Offering Period” with “later of the Acceptance Time and the expiration of the Subsequent Offering Period”.

(b) Sections 2.09(b)(i), (b)(ii), (c)(i), (c)(ii) and (d)(i) of the Purchase Agreement are each hereby amended to insert immediately prior to the phrase “expiration of the Subsequent Offering Period” the words “later of the Acceptance Time and the”.

(c) Section 2.09(d)(ii) of the Purchase Agreement is hereby amended to replace the words “expiration of the Subsequent Offering” by the words “later of the Acceptance Time and the expiration of the Subsequent Offering Period”.

1.4. Compulsory Acquisition. The following new Section 7.11 shall be inserted to the Purchase Agreement:

“Section 7.11 Compulsory Acquisition. If Buyer initiates the Compulsory Acquisition in accordance with Section 2.09, then Buyer shall request in the proceedings before the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam) that the amount in cash calculated on a per Share basis to be paid to the Minority Shareholders be not less than the value of the Offer Consideration at the time the Offer Consideration for Shares validly tendered in accordance with the terms of the Offer is delivered (betaalbaarstelling van het bod); provided, that in respect of a Compulsory Acquisition in respect of (i) Post-Conversion Shares or (ii) shares in Intrepid I, such amount will be one-fifth (1/5th) of the amount aforementioned.”

1.5. Minimum Condition. Paragraph (A) of ANNEX I to the Purchase Agreement is hereby amended and restated in its entirety as follows:

“there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent or its Affiliates, will allow Buyer to acquire at least eighty percent (80%) of the outstanding Shares on a fully-diluted and as-converted basis on the Closing Date (the “Minimum Condition”); provided that (x) at any time prior to the then-scheduled Expiration Time, Parent or Buyer may at its discretion amend the reference to “eighty percent (80%)” in the definition of Minimum Condition to “sixty-six and two-thirds percent (66 2/3%)” and (y) if at the then-scheduled Expiration Time, the number of Shares that have

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been tendered in accordance with the terms of the Offer, and not properly withdrawn, together with the Shares then owned by Parent or its Affiliates, represents at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares on a fully-diluted and as-converted basis, Parent or Buyer may at its discretion amend the reference to “eighty percent (80%)” in the definition of Minimum Condition to “sixty-six and two-thirds percent (66 2/3%)”;”

ARTICLE II.

Effect of Amendment

2.1. Except as expressly amended hereby, all of the terms and provisions of the Purchase Agreement shall remain in full force and effect.

2.2. On and after the date of this Amendment, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the Purchase Agreement, including by “thereunder”, “thereof” or words of like import in any document, shall mean and be a reference to the Purchase Agreement as amended by this Amendment. Notwithstanding the foregoing, any reference to “the date of this Agreement” or “the date hereof” shall mean October 29, 2019.

ARTICLE III.

Miscellaneous

3.1. Continuing Effect of Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of any Party that would require an amendment, waiver or consent of such Party except as expressly stated herein.

3.2. Parties in Interest. This Amendment shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Amendment, express or implied, is intended to confer any rights or remedies under or by reason of this Amendment upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns.

3.3. Governing Law; Jurisdiction; Forum; Waiver of Jury Trial. Sections 9.06, 9.07 and 9.08 of the Purchase Agreement are hereby incorporated herein by reference, mutatis mutandis.

3.4. Counterparts. This Amendment may be executed and delivered in one or more counterparts (including via facsimile or electronic transmission), each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

3.5. Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

3.6. Severability. Section 9.11 of the Purchase Agreement is hereby incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

INTERXION HOLDING N.V.

By:	/s/ David C. Ruberg
Name:	David C. Ruberg
Title:	Chief Executive Officer

DIGITAL INTREPID HOLDING B.V. By: Digital Realty Netherlands B.V. its managing director

By:	/s/ Jeannie Lee
Name:	Jeannie Lee
Title:	Managing Director

DIGITAL REALTY TRUST, INC.

By:	/s/ Andrew Power
Name:	Andrew Power
Title:	Chief Financial Officer

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